Exhibit 99.2

United Natural Foods Announces CEO Succession Plan

Steven L. Spinner to Retire as CEO July 31, 2021
Upon Appointment of Successor, Mr. Spinner will Serve as Executive Chairman

PROVIDENCE, R.I., September 28, 2020 -- United Natural Foods, Inc. (NYSE: UNFI) (the “Company” or “UNFI”) today announced that Steven L. Spinner has informed the Board of Directors of his intention to retire as Chief Executive Officer after the conclusion of the term of his employment agreement on July 31, 2021, or earlier upon the appointment of a successor. Mr. Spinner has agreed to remain on the Board to serve as Executive Chairman following his retirement as CEO.

In connection with Mr. Spinner’s upcoming retirement, the Board has initiated a search to identify UNFI’s next CEO and, consistent with good governance practices, has engaged a leading executive search firm to assist in the process. The CEO search will include both internal and external candidates.

Mr. Spinner stated, “It has been my honor to lead UNFI over these past 12 years and a pleasure to have worked alongside our exceptional associates. We serve an important mission of delivering food to millions of people every single day. When reflecting on my tenure as CEO, I’m most proud of our people and our culture, where our shared beliefs drive everything we do. The future has never been stronger for UNFI as our integration work is nearing completion and we now look toward expansion of new services, technologies, brands and our vast supply chain network. In close collaboration with the Board, I decided now is the right time for the Company to transition to its next leader. As we enter the next chapter, I have great confidence in the strength of our team and the opportunities ahead and look forward to my continued service as Executive Chairman.”

Peter Roy, UNFI’s Lead Independent Director, said, “Over the last 12 years, Steve has made many valuable contributions to UNFI, including growing our customer base, adapting our business to the demands of the digital marketplace, executing on value-enhancing acquisitions and, most recently, fulfilling UNFI’s role as a critical link in the North American food supply chain during an unprecedented global pandemic. Throughout his tenure, Steve has methodically and consistently led UNFI to new heights, increasing annual sales from $3 billion to over $26 billion today. At the same time, Steve has fostered a strong set of core values across the Company, building and inspiring a talented team around him and living UNFI’s commitment to serve our customers and the communities in which we operate. The Board is conducting a comprehensive search to identify the best candidate to serve as our next CEO, and we look forward to continuing to benefit from Steve’s strategic oversight and institutional knowledge as Executive Chairman.”

About United Natural Foods

UNFI is North America's premier food wholesaler delivering the widest variety of products to customer locations throughout North America including natural product superstores, independent retailers, conventional supermarket chains, ecommerce retailers, and food service customers. By providing this deeper 'full-store' selection and compelling brands for every aisle, UNFI is uniquely positioned to deliver great food, more choices, and fresh thinking to customers everywhere. Today, UNFI is the largest grocery distributor in America. To learn more about how UNFI is Feeding America’s Retailers, visit www.unfi.com.

INVESTOR CONTACT:

Steve Bloomquist
Vice President, Investor Relations
952-828-4144
steve.j.bloomquist@unfi.com

MEDIA CONTACT:

Jeff Swanson
Vice President, Communications & Media Relations
952-903-1645
jeffrey.s.swanson@unfi.com